Exhibit 99.1

Moleculin Announces Data on WP1122 Presented at the 28th Annual International Carbohydrate Symposium

-Establishes chemistry critical to clinical and subsequent commercial development of WP1122-

HOUSTON and NEW ORLEANS– July 28, 2016 – Moleculin Biotech, Inc., (NASDAQ: MBRX) ("Moleculin" or the "Company"), a preclinical and clinical-stage pharmaceutical company focused on the development of anti-cancer drug candidates, some of which are based on license agreements with The University of Texas System on behalf of the M.D. Anderson Cancer Center, today announced a patented prodrug of a glucose decoy known as “2-DG”, and termed by the Company as WP1122 was presented during a scientific session at the 28th Annual International Carbohydrate Symposium held in New Orleans.

The presentation titled, “Synthesis of selectively acetylated 2-deoxy-D-glucoses, potential agents for treatment of brain tumors,” presented research conducted by:

Izabela Fokt, Marcin Cybulski, Stanislaw Skora, and Waldemar Priebe at the

Department of Experimental Therapeutics, The University of Texas MD Anderson Cancer Center.

No curative therapy exists for patients with high-grade malignant gliomas (GBMs) and new approaches to the treatment of this disease are urgently needed. One approach, that is potentially highly promising and MBRX plans to exploit therapeutically, is targeting brain tumor metabolism. 2-Deoxy-D-glucose (2-DG), a known inhibitor of glycolysis, has been previously employed but results of clinical trials did not meet expectations in part due to poor drug-like characteristics and an inability to cross the blood brain barrier in therapeutic quantities.

Walter Klemp, Chairman and Acting CEO of Moleculin stated, “It has long been known that tumors, and especially brain tumors, are highly dependent on glucose to survive and utilize glycolysis as the method of glucose metabolism (known as the “Warburg Effect”). We are very pleased that our collaborative researchers at MD Anderson Cancer Center were able to solve problems critical to clinical and subsequent commercial development of WP1122 and presented such meaningful data at such a prestigious, international gathering. We believe that WP1122 has the potential to target a wide variety of solid tumors, which become resistant to all known treatments, and thereby provide a large and important opportunity for novel anticancer therapies as a single agent or in combination with existing drugs. We look forward to the advancement of this critical and potentially life-saving treatment.”

Latentiation (modification of an active drug to delay or prolong its action) of 2-deoxy-D-glucose was proposed by the team to improve brain uptake and drug-like properties.

Specifically, in their approach they explored unique novel esters of 2-DG as potential prodrugs able to effectively cross blood-brain barrier assuming that ubiquitous esterases will regenerate 2-DG and lead to increased circulation time and adequate organ and tumor penetration. Making this approach commercially viable required design and synthesis of previously unknown di-acetylated derivatives of 2-DG and development of efficient and practical method of their preparation.

The data presented described in detail, novel facile and scalable syntheses of selectively acetylated derivatives of 2-DG that specifically allow for the large scale preparation of WP1122 with a high purity under GMP conditions.

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About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a preclinical and clinical-stage pharmaceutical company focused on the development of anti-cancer drug candidates, some of which are based on discoveries made at M.D. Anderson Cancer Center. Our lead product candidate is Annamycin, a Phase II clinical stage anthracycline for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML. We also have two pre-clinical small molecule portfolios, one of which is focused on the modulation of hard-to-target tumor cell signaling mechanisms and the recruitment of the patient’s own immune system. The other portfolio targets the metabolism of tumors.

For more information about the offering, please visit http://www.moleculin.com

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the future advancement and potential commercialization of WP1122. These statements relate to future events, future expectations, plans and prospects. Although Moleculin Biotech believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading "Risk Factors" in our Registration Statement on Form S-1 originally filed with the Securities and Exchange Commission on February 1, 2016, as amended (Registration No. 333-209323).  Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

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